Taylor, Bean & Whitaker Mortgage Corp.

Corporate Overview 10-16-06

Perfecting the Art of Mortgage Lending

Important Disclosure Information

This free writing prospectus is not required to contain all information that is required to be included in the base prospectus and the prospectus supplement.

The information in this free writing prospectus is preliminary and is subject to completion or change.

The information in this free writing prospectus, if conveyed prior to the time of your commitment to purchase, supersedes information contained in any prior similar free writing prospectus relating to these securities.

This free writing prospectus is not an offer to sell or a solicitation of an offer to buy these securities in any state where such offer, solicitation or sale is not permitted.

This free writing prospectus is being delivered to you solely to provide you with information about the offering of the securities referred to in this free writing prospectus and to solicit an indication of interest in purchasing such securities, when, as and if issued. Any such indication will not constitute a contractual commitment by you to purchase any of the securities until the offering has been priced and we have advised you of and confirmed the allocation of securities to be made to you. You may withdraw your indication of interest at any time prior to the notice of allocation. The issuer is not obligated to issue such security or any similar security and the underwriter's obligation to deliver such security is subject to the terms and conditions of the underwriting agreement with the issuer and the availability of such security when, as and if issued by the issuer. You are advised that the terms of the securities, and the characteristics of the mortgage loan pool backing them, may change (due, among other things, to the possibility that mortgage loans that comprise the pool may become delinquent or defaulted or may be removed or replaced and that similar or different mortgage loans may be added to the pool, and that one or more classes of securities may be split, combined or eliminated), at any time prior to issuance or availability of a final prospectus. You are advised that securities may not be issued that have the characteristics described in these materials. The underwriter's obligation to sell such securities to you is conditioned on the mortgage loans and securities having the characteristics described in these materials. If for any reason the issuer does not deliver such securities, the underwriter will notify you, and neither the issuer nor any underwriter will have any obligation to you to deliver all or any portion of the securities which you have committed to purchase, and none of the issuer nor any underwriter will be liable for any costs or damages whatsoever arising from or related to such non-delivery.

An investor or potential investor in the securities (and each employee, representative, or other agent of such person or entity) may disclose to any and all persons, without limitation, the tax treatment and tax structure of the transaction and all related materials of any kind, including opinions or other tax analyses, that are provided to such person or entity. However, such person or entity may not disclose any other information relating to this transaction unless such information is related to such tax treatment and tax structure

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this free writing prospectus relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling toll-free 1-888-415-9217.

Company Overview

Executive Summary

- One of the largest privately held mortgage lenders in the United States
  - Focus on high credit quality loans
  - 12th largest wholesale lender, ***Origination News***, July 2006 edition
  - $24 billion in production expected in 2006
  - 60% increase over $15 billion 2005 volume
- Top 10 seller nationwide to Freddie Mac and MGIC
- Profitable each year since 1995
- Approaching $8 billion in committed liquidity facilities
- Establishing private-label shelf

Executive Summary (continued)

- Established in 1984 and acquired by Lee Farkas in 1991
  - Mr. Farkas owns 79% of TBW stock
  - ESOP being created to purchase remaining 21%

- Corporate offices and servicing located in Ocala, FL
- Over 20 branch offices, approximately 1,350 employees
- 9 Operations centers (underwriting and closing)
  - Atlanta, GA; Oakbrook Terrace, IL; Laguna Hills, CA; Ocala, FL; Tampa, FL; Ponte Vedra, FL; Casselberry, FL; Boston, MA; Denver, CO

- Licensed to originate loans in 48 states, plus the District of Columbia

Recent Developments

- FY06 NIBT of $33 million, more than 2x FY05 level
  - Overall pre-tax margin improved by 35%

- Projected loan origination volume of $25 billion in fiscal year 2007(1) increase of approximately $6 billion over fiscal year 2006
  - Does not include impact of new correspondent channel
- Upsized Ocala Funding to $3.5 billion in June 2006
  - Single seller asset-backed commercial paper conduit

Recent Developments (continued)

- Securitized $2.1 billion in Jumbo/Alt-A product in four transactions since March 2006
  - Fifth deal slated to close at end of October

- Highly recognized servicer
  - Over $25 billion of mortgages serviced
  - Highest rated servicer ("Strong") by S&P; rated SQ3 by Moody's
  - Tier I ranked Freddie Mac "platinum" servicer
    - One of only 15 or so nationwide
  - Freddie's 10th largest servicer nationwide

TB&W's Growth Strategy

- TB&W's goal is to have a community bank partner in EVERY zip code in the US
- Committed to growing Community Banks Online through continued mortgage training and loan programs tailored to their needs (i.e. renovation programs, construction to perm, and expanding markets programs)
- Grow correspondent lending program to include mandatory trading and bulk acquisitions for our more sophisticated community bank clients
- Continue to invest capital into community bank support services like TBDocs, SIMUN, Espleez, and Taylormade-Payments.
- Maintain our strong credit and compliance culture

Production and Financials

Historical Performance Metrics

($ in millions)

	FY-01	FY-02	FY-03	FY-04	FY-05	FY-06	*FY-07
Originations	$2,789	$6,806	$9,910	$9,013	$10,990	$18,778	$25,000
Servicing Portfolio(1)	$1,340	$3,000	$6,200	$7,600	$12,700	$20,000	$38,000
Capital Base(2)	$26	$35	$44	$48	$72	$113	$143
Employees	278	575	815	933	1,087	1,332	1,450

* Projection for fiscal year 2007

** Additional financial information listed in Appendix 1

(1) At fiscal year end.
(2) Equity and subordinate debt.

Origination Capabilities

Industry Ranking

Top Residential Wholesale Lenders Ending Quarter 1 -2006 *(dollars in millions)*				
Rank	**Organization Name**	**Location**	**Q1 06**	**Q1 05**
1	Countrywide Financial, Corp.	Calabasas, CA	$23,649	$21,442
2	Washington Mutual	Seattle, WA	$17,779	$17,604
3	Wells Fargo Home Mortgage	San Francisco, CA	$11,004	$8,905
4	Chase Home Finance	Iselin, NJ	$10,640	$10,730
5	IndyMac Bancorp, Inc.	Pasadena, CA	$10,376	$5,664
6	CitiMortgage, Inc.	O'Fallon, MO	$7,850	$5,378
7	American Home Mtg. Investment	Melville, NY	$7,271	$3,675
8	GreenPoint Mortgage	Novato, CA	$7,107	$8,413
9	Bank of America	Charlotte, NC	$6,200	$5,723
10	Homecomings	Minneapolis, MN	$5,700	$3,081
11	MortgageIT	New York, NY	$5,479	$3,504
12	**Taylor, Bean & Whitaker**	**Ocala, FL**	**$5,260**	**$3,932**
13	ABN Amro Mortgage	Ann Arbor, MI	$4,694	$5,759
14	SunTrust Mortgage, Inc.	Richmond, VA	$4,238	$2,451
15	First Magnus	Tucson, AZ	$4,102	$2,979
16	First Horizon Home Loans	Irving, TX	$3,456	$3,453
17	American Mortgage Network	San Diego, CA	$3,300	$2,703
18	National City	Miamisburg, OH	$2,944	$6,108
19	Flagstar Bank	Troy, MI	$2,519	$4,155
20	Aurora Loan Services, Inc.	Aurora, CO	$2,451	$1,850

Source: Origination News, July 2006 edition.

TBW Historical Origination Volume vs. US Market



Total Orignations: TBW vs. US Market
Market ($in billions)
$4,500
$4,000
$3,500
$3,000
$2,500
$2,000
$1,500
$1,000
$500
$0
TBW ($in millions)
$25,000
$22,500
$20,000
$17,500
$15,000
$12,500
$10,000
$7,500
$5,000
$2,500
$0
1996
1997
1998
1999
2000
2001
2002
2003
2004
2005
2006 est.
US Market
TBW

Perfecting the Art of Mortgage Lending

Business Channels

	Brokers	Community Banks
Volume:	69.58%	30.42%
LTV:	65.22%	64.88%
Average FICO:	696	705
Registered:	5,500 brokers	1,600 banks

Loan Amount Breakdown – FY 2007



$2,000,000.00
$1,800,000.00
$1,600,000.00
$1,400,000.00
$1,200,000.00
$1,000,000.00
$800,000.00
$600,000.00
$400,000.00
$200,000.00
$-
$247,035.82
$276,013.73
$189,192.20
$238,834.40
$180,478.28
$138,009.76
$135,734.15
$530,186.36
$535,331.57
$253,782.87
$141,076.36
$46,578.90
Alt A Arm
Alt A Option Arm
Alt A Fixed
Conv Arm
Conv Fixed
Gov Arm
Gov Fixed
Jumbo Arm
Jumbo Fixed
NonConf Arm
NonConf Fixed
Second
High Loan-07
Low Loan-07
Avg Loan-07

* Information as of 9.30.06

Loan Purpose Breakdown



$3,500.00
$3,000.00
$2,500.00
$2,000.00
$1,500.00
$1,000.00
$500.00
$-
(Total in Millions)
25,000
20,000
15,000
10,000
5,000
0
(Total # of Loans)
$1,788.16
$1,202.22
$3,262.75
$2,092.63
$992.19
$752.22
C/O
PURCH
R/T
Q1-07 - Volume
Q2-07 - Volume
Q1-07 - # of Loans
Q2-07 - # of Loans

* Information as of 9.30.06

Loan Product Breakdown


Q1-2007
Conv, $3,544.01
Gov, $761.52
Seconds, $203.29
Jumbo, $231.38
Non Conf, $34.93
Alt A, $1,269.08
Conv Gov Seconds Jumbo Non Conf Alt A


Q2-2007
Conv, $2,212.50
Gov, $512.45
Seconds, $164.73
Jumbo, $169.59
Non Conf, $30.77
Alt A, $957.80
Conv Gov Seconds Jumbo Non Conf Alt A

* Information as of 9.30.06, Shown in Millions

Total Production by State

Top 10 States

State	# of Loans	Total Amount (mil)
GA	10,468	$ 1,445.23
FL	5,505	$ 890.77
IL	4,485	$ 798.31
MA	4,273	$ 1,035.98
CO	2,897	$ 460.20
UT	2,696	$ 380.04
AZ	2,489	$ 468.49
MO	1,949	$ 250.78
NC	1,935	$ 262.98
AL	1,785	$ 220.97



*** - Operation Center Locations :** California, Colorado, Florida, Georgia, Illinois, Massachusetts, Ohio, Texas

* Information as of 9.30.06, Shown in Millions

Loan Occupancy Breakdown


100%
90%
80%
70%
60%
50%
40%
30%
20%
10%
0%
4.89%
5.57%
89.54%
4.68%
6.57%
88.75%
Q1-07
Q2-07
Owner
Investor
Second

* Information as of 9.30.06

Loan Property Type Breakdown


Q1-07
SFR, 68.795%
PUD, 17.808%
Mulit Unit, 2.700%
Modular, 0.048%
Manufactured, 2.852%
Condo, 7.797%
Condo
Manufactured
Modular
Mulit Unit
PUD
SFR


Q2-07
SFR, 68.012%
PUD, 18.175%
Mulit Unit, 2.377%
Modular, 0.078%
Manufactured, 3.529%
Condo, 7.828%
Condo
Manufactured
Modular
Mulit Unit
PUD
SFR

* Information as of 9.30.06

Security Performance

TBW Security Performance

TBW Mortgage-Backed Pass-Through Certificates 2006 Deals As of 9.11.06													
Series	Pricing Date	Net Cpn	WAC	Original Balance	Original # of Loans	Current Balance	Current # of Loans	% of Balance Remaining	1 Month CPR	3 Month CPR	30 Day Delinq %	60 Day Delinq %	90 Day Delinq %
2006-1	3/15/2006	6.09	6.342	$ 375,536	1,196	$ 352,522	1,133	93.872%	9.90%	13.70%	1.07%	0.27%	0.22%
2006-2	4/12/2006	6.56	6.808	$ 631,896	2,763	$ 594,087	2,650	94.017%	21.10%	20.30%	2.56%	0.22%	0.26%
2006-3	6/29/2006	6.89	7.136	$ 654,382	3,149	$ 640,810	3,103	97.926%	14.20%	n/a	0.44%	0.00%	0.00%
2006-4	**8/28/2006**	*7.19*	*7.441*	*$ 419,077*	*1,738*	*n/a*	*1,738*	*n/a*	*n/a*	*n/a*	*n/a*	*n/a*	*n/a*
TOTAL			**6.932**	**$ 2,080,891**	**8,846**	**$ 1,587,419**	**8,624**	**95.523%**	**15.07%**	**17.00%**	**1.36%**	**0.16%**	**0.16%**

* Information as of 9.11.06, Shown in Millions

Perfecting the Art of Mortgage Lending

Outlook for Fiscal Year 2007

- Macro Environment
  - GDP growth remains around 3% to 3.5% through early 2007
  - Fed continues gradual tightening from 5.25% now; possibly one or two further increases
  - Yield curve remains essentially flat
- Mortgage Market
  - 30-year rates continue to rise slightly and approach 7% in early 2007
  - ARM share drops to 20% due to flat curve
  - Refi share drops from 44% to 30%
  - Overall market size of $2.5 trillion in 2006; followed by $2.3 trillion in 2007 (down more than 40% from 2003 peak)
- TBW Specific Assumptions
  - Margin compression in gain-on-sale on new production of 10%
  - Servicing margin expands as runoff slows to 12%
  - Additional NII benefit from Ocala Funding upsize is partially offset by flat yield curve
  - No additional bulk servicing sales
  - No specific adjustment for entry into correspondent business
  - Expenses continue to grow at a slower pace than revenues, enhancing overall margin growth

Appendix 1 – Financial

Summary of Financing Sources

Lender	Amount	Outstanding	Term
Ocala Funding	$3.5 billion (commercial paper facility)	$1.83 billion	$0.5B 4/30/2008 $2.0B 4/30/2009 $1.0B 6/30/2009
Washington Mutual (off-balance sheet)	$700 million	$601 million	Indefinite until terminated; notice of 30 days
Colonial (syndicate agent)	• $193 million warehouse line • $176 million working capital line	$189 million $168 million	Cancelable by TBW with 30 days notice or by the bank upon default.
Colonial (off-balance sheet)	• $613 million AOT line • $1.59 billion gestation line	$573 million $1.36 billion	Cancelable by TBW with 30 days notice or by the bank upon default.
CDC-IXIS Credit	$200 million working capital	$154 million	Renews May 2007
Credit Suisse (off-balance sheet)	$700 million ($400 million AOT; $300 million warehouse)	$16 million	Rolling 90 days

Historical Income Statement and Forecast

	FY 2004 (1)(2) Actual	FY 2005 (1)(2) Actual	FY 2006 (1)(2) Actual	FY 2007 (1)(2) Forecast
Production	*$9,013*	*$10,990*	*$18,778*	*$25,000*
Ending Servicing Portfolio	*$7,600*	*$12,700*	*$20,000*	*$38,000*
Revenue(3)				
Loan sale revenue	$76.7	$77.9	$106.5	$123.0
Interest income	6.4	1.9	9.1	17.2
Mortgage servicing revenue	(9.1)	2.0	12.6	28.4
Total revenue	**$74.0**	**$81.8**	**$128.2**	**$168.6**
Expenses(3)				
Compensation and benefits	35.0	38.4	56.0	79.3
Occupancy and equipment	6.0	6.2	7.6	8.0
Marketing and promotion	1.0	1.0	1.5	1.6
Technology and communications	5.8	4.7	5.9	6.2
Other, net	14.1	17.2	24.2	28.0
Total expenses	**$61.9**	**$67.5**	**$95.2**	**$123.1**
Income (before income taxes)	**$12.1**	**$14.3**	**$33.0**	**$45.5**
In bps of production	**13.4**	**13.0**	**17.6**	**18.2**

(1) In millions.
(2) May 1 through April 30.
(3) Revenue and expense line items are shown on a net basis.

Appendix 2 – Alt A Underwriting Guidelines

Alt A Underwriting Guidelines

Full Doc Matrix	NIQ Matrix
• Loan Amounts to $3mm • Minimum Credit Score 600 • Max CLTV of 100%/LTV of 100% • Owner Occupied, Second Home, and Investment Properties	• Income Stated on 1003 • Loan Amounts to $1mm • Minimum Credit Score 620 • Max CLTV of 100%/LTV of 95% • Owner Occupied, Second Home, and Investment Properties • Assets verified via written VOD or two month bank statements

Alt A Underwriting Guidelines

SIVA Matrix	SISA Matrix
• Loan Amounts to $3mm • Minimum Credit Score 620 • Max CLTV of 95%/LTV of 100% • Owner Occupied, Second Home, and Investment Properties • Employment and Income stated on 1003 • Self Employed income with 2 year business license • Assets verified with VOD or two month bank statements	• Loan Amounts to $1mm • Minimum Credit Score 620 • Max CLTV of 100%/LTV of 95% • Owner Occupied, Second Home, and Investment Properties • Employment and Income stated on 1003 • Self Employed income with 2 year business license • Assets must cover down payment and closing costs

Alt A Underwriting Guidelines

No Doc Matrix

- Loan Amounts to $1mm
- Minimum Credit Score 620
- Max CLTV of 95%/LTV of 95%
- Owner Occupied, Second Home, and Investment Properties
- **No** Income or Employment stated on 1003
- Application must be signed by borrower (s)
- For loans over $650 k , two full URAR appraisals required

Documentation Breakdown

	Q1 - 2007		Q2 - 2007	
ALT DOC	$	237,200.00	$	511,700.00
		2		3
FULL	$	3,964,161,167.14	$	2,459,678,143.67
		24,669		15,757
LMTD	$	55,000.00		
		1		
NINA	$	5,747,430.00	$	2,755,000.00
		33		24
NIQ	$	97,093,815.00	$	102,171,992.00
		614		710
NO DOC	$	143,679,526.00	$	112,175,221.00
		859		667
NR	$	1,806,135.00	$	1,571,150.00
		13		8
REDUCED	$	11,860,672.00	$	14,534,674.00
		82		95
SISA	$	982,280,400.78	$	759,385,739.08
		5,455		4,318
SIVA	$	836,427,452.76	$	598,403,007.00
		4,843		3,533

* Information as of 9.30.06